As filed with the Securities and Exchange Commission on December 15, 2020
No. 333-225331 No. 333-225662
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ______________________________________________________
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-225331 Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-225662
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ______________________________________________________
COVIA HOLDINGS CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other Jurisdiction of Incorporation or Organization)	13-2656671 (I.R.S. Employer Identification No.)

3 Summit Park Drive, Suite 700
Independence, Ohio 44131
(800) 255-7263

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Covia Holdings Corporation 2018 Omnibus Incentive Plan
Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan

FMSA Holdings Inc. Stock Option Plan
FMSA Holdings Inc. Long Term Incentive Compensation Plan
(Full title of the plan)

______________________________________________________

Andrew D. Eich
Executive Vice President, Chief Financial Officer and Treasurer
Covia Holdings Corporation

3 Summit Park Drive, Suite 700
Independence, Ohio 44131

(800) 255-7263

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Joshua N. Korff, P.C.
Luke Jennings

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

______________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer[ ]Accelerated filer[X]Non-accelerated filer[ ]Smaller reporting company[ ]Emerging growth company[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

DEREGISTRATION OF SECURITIES

Covia Holdings Corporation, a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission, to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the number of shares listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-225331, registering 3,500,000 shares of Common Stock issuable under the FMSA Holdings Inc. Long Term Incentive Compensation Plan, the FMSA Holdings, Inc. Stock Option Plan and the Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan; and

•	Registration Statement No. 333-225662, registering 10,000,000 shares of Common Stock issuable under the Covia Holdings Corporation 2018 Omnibus Incentive Plan.

On June 29, 2020, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered and are captioned In re Covia Holdings Corporation, et al, Case No. 20-33295 (DRJ). On December 14, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Modified First Amended Joint Chapter 11 Plan of Reorganization of Covia Holdings Corporation and Its Debtor Affiliates (the “Plan”). The Debtors expect that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of Common Stock pursuant to the Registration Statements. Effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such Common Stock of the Company that is registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Independence, State of Ohio, on December 15, 2020.

COVIA HOLDINGS CORPORATION

By:	/s/ Andrew D. Eich
Name:	Andrew D. Eich
Title:	Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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